                                                                      Exhibit 17
                            FINANCIAL DATA SCHEDULE

Item Number          Item Description          Amount
3(a)           Net asset value per share -    $  2.78
               beginning of the period

3(a)           Net investment income (loss)     (1.57)
               per share

3(a)           Net realized and unrealized      (0.12)
               gain (loss) per share

3(a)           Dividends per share from             0
               net investment income

3(a)           Distributions per share from         0
               realized gains

3(a)           Per share returns of capital         0
               and distributions from other
               sources

3(a)           Net asset value per share -       1.09
               end of period

3(a)           Ration of expenses to average   109.62%
               net assets

3(b)           Average debt outstanding             0
               during period

3(b)           Average debt outstanding per         0
               share